                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                             Therapy Lasers, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                 Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   883379109
                                  -----------
                                 (CUSIP Number)

                                    4/25/98
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)

  [X] Rule 13d-1(c)

  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark Allan Chapman
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            930,300

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      930,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      Individual

------------------------------------------------------------------------------


Item 1(a)      Name of Issuer:

               Therapy Lasers, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               10450 Westoffice Drive
               Houston, Texas 77042

Item 2(a)      Name of Person Filing:

               Mark A. Chapman

Item 2(b)      Address of Principal Business Office:

               4102 University Blvd.
               Houston, Texas 77005


Item 2(c)      Citizenship:

               U.S. Citizen

Item 2(d)      Title of Class of Securities:

               Common Stock

Item 2(e)      CUSIP Number:

               883379109

Item 3. If this statement is filed pursuant to (SS)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
               N/A

Item 4.        Ownership.

               (a)  Amount Beneficially Owned:

                    930,300

               (b)  Percent of Class:

                    8.64%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                          930,300

                    (ii)  shared power to vote or to direct the vote


                    (iii) sole power to dispose or to direct the disposition
                          of

                    (iv) shared power to dispose or to direct the disposition of

Item 5.        Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               N/A

Item 8.        Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group    N/A

               (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            3/10/99
                                                  _____________________________
                                                              Date

                                                        /S/ Mark A. Chapman
                                                  _____________________________
                                                             Signature

                                                  Mark A. Chapman, Individually
                                                  _____________________________
                                                            Name/Title